Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

MANNATECH, INCORPORATED

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code, Mannatech, Incorporated, a Texas corporation, hereby adopts the following Certificate of Amendment to its Amended and Restated Articles of Incorporation:

ARTICLE I

The name of the filing entity is Mannatech, Incorporated, a for-profit corporation (the “Company”).  The file number issued to the Company by the Secretary of State of the State of Texas is 0128918700.  The date of formation of the Company is November 4, 1993.

ARTICLE II

The Amended and Restated Articles of Incorporation of the Company are hereby amended by adding the following paragraph to the end of Article Four:

“Each ten (10) shares of Common Stock either issued and outstanding or held by the corporation in treasury stock on the effective date of this Certificate of Amendment shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”).  No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split.  Shareholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash (without interest or deduction) in lieu of such fractional interest in an amount equal to the product of (a) the fraction of one share owned by the shareholder following the Reverse Stock Split and (b) the average closing sale price of the Common Stock on the Nasdaq Global Select Market for the five trading days ending on the last business day before the date this Certificate of Amendment is filed with the Secretary of State of the State of Texas.  Each certificate that immediately prior to such combination represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

ARTICLE III

This Certificate of Amendment has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Company.

ARTICLE IV

This Certificate of Amendment shall become effective at 11:59 p.m. Central Time on January 13, 2012.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on its behalf by the duly authorized officer below this 12th day of January, 2012.

MANNATECH, INCORPORATED

By:      /s/ S. Mark Nicholls

Name:  S. Mark Nicholls

Title:    Chief Financial Officer